Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
First Quarter Financial Results

McKINNEY, Texas, April 23, 2018 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $29.0 million, or $1.02 per diluted share, for the quarter ended March 31, 2018 compared to $15.7 million, or $0.82 per diluted share, for the quarter ended March 31, 2017 and $19.2 million, or $0.68 per diluted share, for the quarter ended December 31, 2017.
First quarter 2018 net income and earnings per share were positively impacted by the 14% reduction of the corporate U.S. statutory federal tax rate from 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act (TCJA), which became effective January 1, 2018.

Highlights

•	Adjusted (non-GAAP) net income was $29.2 million, or $1.03 per diluted share, compared to $25.3 million, or $0.90 per diluted share, for fourth quarter 2017

•	Strong organic loan growth of 14.0% for the quarter (annualized) of loans held for investment

•	Continued strong credit quality metrics

•	Adjusted (non-GAAP) return on average assets increased to 1.37%, from fourth quarter 2017 of 1.15%

•	Positive increase in net interest margin to 4.00%, up from 3.97% for fourth quarter 2017

Independent Bank Group Chairman and CEO David R. Brooks said, “We are off to a great start in 2018, with strong loan growth, improved margins and continued excellent credit metrics. Our net income continues to grow which has improved return on assets and return on equity.” Brooks continued, “As noted last quarter, we have invested a portion of the tax rate benefit in our people by adjusting our compensation structure and improving benefits. We believe this ongoing investment in human resources adds long term value to the company."

First Quarter 2018 Operating Results

Net Interest Income

•
Net interest income was $74.0 million for first quarter 2018 compared to $47.9 million for first quarter 2017 and $75.3 million for fourth quarter 2017. The increase in net interest income from the previous year was due to increased average earning asset balances resulting primarily from the acquisition of Carlile, as well as organic growth for the year over year period. The decrease from the linked quarter is primarily a result of a decrease of $1.7 million in acquired loan accretion.

•
The average balance of total interest-earning assets grew by $2.2 billion and totaled $7.5 billion at March 31, 2018 compared to $5.3 billion at March 31, 2017 and was unchanged compared to December 31, 2017. The increase from prior year is due primarily to $1.8 billion in average earning assets acquired in the Carlile transaction as well as organic growth.

•
The yield on interest-earning assets was 4.77% for first quarter 2018 compared to 4.28% for first quarter 2017 and 4.61% for fourth quarter 2017. The increase from the prior year is due primarily to loans and taxable securities acquired in the Carlile transaction, which had higher effective interest rates as well as higher interest rates on loans and interest-bearing deposits tied to the Fed Funds rate. The increase from the linked quarter is primarily due to a shift in the earning asset mix from interest-bearing deposits to higher yielding loans in addition to higher interest rates on securities and interest-bearing deposits.

•
The cost of interest bearing liabilities, including borrowings, was 1.05% for first quarter 2018 compared to 0.80% for first quarter 2017 and 0.89% for fourth quarter 2017. The increase from the prior year and linked quarter is primarily due to higher rates offered on our deposits, primarily commercial money market accounts, resulting from the increase in rates and betas during fourth quarter 2017, in addition to the increased interest rates on deposit products tied to Fed Funds rates and short-term FHLB advances.

•
The net interest margin was 4.00% for first quarter 2018 compared to 3.67% for first quarter 2017 and 3.97% for fourth quarter 2017. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.96% for first quarter 2018 compared to

3.66% for first quarter 2017 and 3.84% for fourth quarter 2017. The increase in the net interest margin from the prior year is primarily due to the higher yielding asset mix acquired in the Carlile transaction and the multiple increases in the Fed Funds target rate over the year. The increase from the linked quarter is primarily related to the shift in the earning asset mix mentioned above along with improved yields in the loan and investment portfolio.

Noninterest Income

•	Total noninterest income increased $4.9 million compared to first quarter 2017 and decreased $4.1 million compared to fourth quarter 2017.

•
The increase from the prior year primarily reflects increases of $1.6 million in service charges, $2.1 million in mortgage income, $340 thousand in cash surrender value of BOLI and $1.0 million in other noninterest income primarily in earnings credits of $199 thousand, mortgage warehouse purchase fee income of $392 thousand and acquired loan recoveries of $287 thousand. The overall increase from prior year primarily reflects the acquisition of Carlile in addition to organic deposit and mortgage loan growth.

•	The decrease from the linked quarter reflects a decrease of $4.0 million in gains related to the sale of nine Colorado branches along with a sale of a repossessed asset during fourth quarter 2017.

Noninterest Expense

•	Total noninterest expense increased $16.9 million compared to first quarter 2017 and decreased $4.6 million compared to fourth quarter 2017.

•
The increase in noninterest expense compared to first quarter 2017 is due primarily to increases of $8.3 million in salaries and benefits, $1.8 million in occupancy expenses, $1.1 million in data processing, and $3.5 million in other noninterest expenses. The increase from prior year is reflective of additional headcount, branch locations and accounts acquired in the Carlile transaction, which closed on April 1, 2017.

•
The decrease from the linked quarter is primarily related to decreases of $963 thousand in salaries and benefits, $414 thousand in FDIC assessment and $4.1 million in acquisition-related expenses offset by an increase in other noninterest expense of $1.1 million. The net decrease in salaries expense for the first quarter is primarily due to Carlile retention bonuses and other employee bonuses paid in fourth quarter 2017 offset by increases in salaries and benefits related to personnel growth, annual compensation adjustments, and benefit enhancements effective in the first quarter 2018. The higher level of acquisition expense in the linked quarter is primarily due to conversion expenses related to the integration of Carlile's core systems, and expenses resulting from restructuring the acquired branch system during fourth quarter 2017. The decrease in FDIC assessment expense is related to the improvement of certain Bank capital ratios used in the assessment calculation. Other noninterest expense increased in first quarter 2018 primarily due to higher loan-related expenses as well as an increase in charitable contributions during the quarter.

Provision for Loan Losses

•
Provision for loan loss was $2.7 million for the first quarter 2018, an increase of $672 thousand compared to $2.0 million for the first quarter 2017 and an increase of $798 thousand compared to the fourth quarter 2017. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period.

•
The allowance for loan losses was $42.0 million, or 0.64% of total loans, at March 31, 2018, compared to $33.4 million, or 0.71% of total loans at March 31, 2017, and compared to $39.4 million, or 0.62% of total loans, at December 31, 2017. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. The decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Carlile transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $6.8 million was recorded for the quarter ended March 31, 2018, an effective rate of 19.0% compared to tax expense of $6.7 million and an effective rate of 30.0% for the quarter ended March 31, 2017 and tax expense of $18.2 million and an effective rate of 48.7% for the quarter ended December 31, 2017. The lower tax rate in first quarter 2018 is due to the reduction of the corporate U.S. statutory federal income tax rate from 35% to 21% as a result of the TCJA. The fourth quarter 2017 tax rate was impacted by a $5.5 million charge to remeasure deferred taxes resulting from the enactment of the TCJA in December 2017.

First Quarter 2018 Balance Sheet Highlights:

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $6.5 billion at March 31, 2018 compared to $6.3 billion at December 31, 2017 and $4.7 billion at March 31, 2017. This represents organic loan growth of $218.1 million for the quarter, or 14.0% on an annualized basis. Loans held for investment grew $1.8 billion from March 31, 2017, or 38.8%, of which $1.3 billion was loans held for investment, excluding mortgage warehouse purchase loans, acquired in the Carlile acquisition, offset by $104.3 million in loans sold with the branch sales in third and fourth quarter 2017, and $645.6 million was organic growth, or 13.7%, for the year.

•
Total mortgage warehouse purchase loans were $124.7 million at March 31, 2018 compared to $164.7 million at December 31, 2017, representing a decrease of $40.0 million, for the quarter, or 24.3%. The decrease from the linked quarter is due to a drop in mortgage loan market activity related to seasonality and increasing interest rates.

•
Commercial real estate (CRE) loans were $3.5 billion at March 31, 2018 compared to $3.4 billion at December 31, 2017 and $2.6 billion at March 31, 2017, or 52.4%, 51.7% and 54.4% of total loans, respectively.

Asset Quality

•
Total nonperforming assets decreased to $20.5 million, or 0.23% of total assets at March 31, 2018 from $22.7 million, or 0.26% of total assets at December 31, 2017, and increased from $16.2 million, or 0.27% of total assets at March 31, 2017.

•
Total nonperforming loans decreased slightly to $14.9 million, or 0.23% of total loans at March 31, 2018 from $15.4 million, or 0.24% of total loans at December 31, 2017, and increased from $13.3 million, or 0.28% of total loans at March 31, 2017.

•
The net decrease in the dollar amount of nonperforming assets from the linked quarter is primarily due to a $2.1 million payoff on a nonaccrual commercial loan and $1.6 million of other real estate dispositions, offset by the addition of six loans placed on nonaccrual status totaling $1.9 million.

•
The increase in the dollar amount of nonperforming assets from the prior year is primarily due to additions in other real estate owned totaling $4.4 million, of which $4.0 million was related to the Carlile acquisition, in addition to the above mentioned loans placed on nonaccrual in first quarter 2018, offset by dispositions of other real estate owned totaling $1.8 million. The increase in nonperforming loans from the prior year is primarily due to the addition of the above mentioned nonaccrual loans offset by a troubled debt restructured loan pay-off totaling $827 thousand.

•	Charge-offs were 0.01% annualized in the first quarter 2018 compared to 0.02% annualized in the linked quarter and in the prior year quarter.

Deposits and Borrowings

•
Total deposits were $6.8 billion at March 31, 2018 compared to $6.6 billion at December 31, 2017 and compared to $4.7 billion at March 31, 2017. The increase from the prior year is primarily due to $1.8 billion in deposit accounts acquired in the Carlile transaction in addition to organic growth. The increase in deposits from the linked quarter is primarily due to organic growth.

•
Total borrowings (other than junior subordinated debentures) were $617.6 million at March 31, 2018, a decrease of $49.9 million from December 31, 2017 and an increase of $49.5 million from March 31, 2017. The change in the linked quarter reflects normal paydowns of FHLB advances. The change in the prior year is due to the issuance of $29.3 million, net of issuance costs, of 5.0% fixed to floating rate subordinated debentures issued in fourth quarter 2017 and the use of short term FHLB advances as needed for liquidity.

Capital

•
Book value and tangible book value per common share (non-GAAP) increased to $47.76 and $24.37, respectively, at March 31, 2018 compared to $47.28 and 23.76 at December 31, 2017 and compared to $36.38 and $22.01, respectively, at March 31, 2017. The increase from prior year is due to the retention of earnings, the additional capital from the Carlile acquisition in second quarter 2017 and the issuance of common stock in fourth quarter 2017. The increase from the linked quarter is due to the retention of earnings.

•
Independent Bank Group is well capitalized under regulatory guidelines. At March 31, 2018, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.59%, 9.18%, 10.00% and 12.48%, respectively, compared to 9.61%, 8.92%, 10.05, and 12.56%, respectively at December 31, 2017. The decrease in the risk-weighted ratios from December 31, 2017 is primarily due to disallowed net operating loss deferred tax assets as a result of the TCJA elimination of net operating loss carrybacks.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2018 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2018 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 24, 2018 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/m6/p/ft79tn5o, or by calling 1-877-303-7611 and by identifying the conference ID number 5682179. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from April 24, 2018 through May 1, 2018 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended March 31, 2018 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, specifically the Dodd-Frank Act stress testing requirements as the Company approaches $10 billion in total assets, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, us, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally, and (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 27, 2018, under the heading “Risk Factors,” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity," “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Selected Income Statement Data
Interest income	$88,114	$87,420	$84,672	$79,883	$55,939
Interest expense	14,147	12,166	11,815	10,383	8,072
Net interest income	73,967	75,254	72,857	69,500	47,867
Provision for loan losses	2,695	1,897	1,873	2,472	2,023
Net interest income after provision for loan losses	71,272	73,357	70,984	67,028	45,844
Noninterest income	9,455	13,579	12,130	10,995	4,583
Noninterest expense	44,958	49,553	47,904	51,328	28,028
Income tax expense	6,805	18,190	11,696	8,561	6,728
Net income	28,964	19,193	23,514	18,134	15,671
Adjusted net income(1)	29,231	25,313	24,829	22,746	15,990

Per Share Data (Common Stock)
Earnings:
Basic	$1.02	$0.69	$0.85	$0.65	$0.83
Diluted	1.02	0.68	0.84	0.65	0.82
Adjusted earnings:
Basic (1)	1.03	0.91	0.89	0.82	0.85
Diluted (1)	1.03	0.90	0.89	0.82	0.84
Dividends	0.12	0.10	0.10	0.10	0.10
Book value	47.76	47.28	46.09	45.33	36.38
Tangible book value (1)	24.37	23.76	22.57	21.71	22.01
Common shares outstanding	28,362,973	28,254,893	27,804,877	27,790,144	18,925,182
Weighted average basic shares outstanding (3)	28,320,792	27,933,201	27,797,779	27,782,584	18,908,679
Weighted average diluted shares outstanding (3)	28,426,145	28,041,371	27,901,579	27,887,485	19,015,810

Selected Period End Balance Sheet Data
Total assets	$8,811,014	$8,684,463	$8,891,114	$8,593,979	$6,022,614
Cash and cash equivalents	398,102	431,102	763,017	579,900	515,123
Securities available for sale	762,662	763,002	747,147	754,139	350,409
Loans held for sale	28,017	39,202	25,854	25,218	5,081
Loans held for investment, excluding mortgage warehouse purchase loans	6,527,681	6,309,549	6,226,343	6,119,305	4,702,511
Mortgage warehouse purchase loans	124,700	164,694	138,561	120,217	—
Allowance for loan losses	41,960	39,402	37,770	35,881	33,431
Goodwill and core deposit intangible	663,371	664,702	653,899	656,255	272,004
Other real estate owned	5,463	7,126	10,189	11,476	2,896
Noninterest-bearing deposits	1,836,929	1,907,770	1,939,342	1,885,138	1,126,113
Interest-bearing deposits	4,957,731	4,725,052	4,933,289	4,784,150	3,596,090
Borrowings (other than junior subordinated debentures)	617,636	667,578	683,492	584,349	568,115
Junior subordinated debentures	27,704	27,654	27,604	27,555	18,147
Total stockholders' equity	1,354,699	1,336,018	1,281,460	1,259,592	688,469

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Selected Performance Metrics
Return on average assets	1.35%	0.87%	1.07%	0.86%	1.08%
Return on average equity	8.72	5.79	7.33	5.85	9.33
Return on tangible equity (4)	17.19	11.72	15.12	12.47	15.53
Adjusted return on average assets (1)	1.37	1.15	1.13	1.08	1.10
Adjusted return on average equity (1)	8.80	7.64	7.74	7.34	9.52
Adjusted return on tangible equity (1) (4)	17.34	15.46	15.96	15.64	15.85
Net interest margin	4.00	3.97	3.85	3.81	3.67
Adjusted net interest margin (2)	3.96	3.84	3.80	3.78	3.66
Efficiency ratio	52.30	54.29	54.71	62.01	52.50
Adjusted efficiency ratio (1)	51.40	50.06	51.19	53.15	51.51

Credit Quality Ratios
Nonperforming assets to total assets	0.23%	0.26%	0.28%	0.30%	0.27%
Nonperforming loans to total loans held for investment (5)	0.23	0.24	0.24	0.24	0.28
Nonperforming assets to total loans held for investment and other real estate (5)	0.31	0.36	0.40	0.43	0.35
Allowance for loan losses to non-performing loans	281.20	255.62	257.76	247.59	250.57
Allowance for loan losses to total loans held for investment (5)	0.64	0.62	0.61	0.59	0.71
Net charge-offs to average loans outstanding (annualized)	0.01	0.02	—	—	0.02

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.59%	9.61%	9.17%	9.03%	8.28%
Estimated tier 1 capital to average assets	9.18	8.92	8.30	8.23	7.84
Estimated tier 1 capital to risk-weighted assets	10.00	10.05	9.60	9.46	8.63
Estimated total capital to risk-weighted assets	12.48	12.56	11.72	11.60	11.44
Total stockholders' equity to total assets	15.38	15.38	14.41	14.66	11.43
Tangible common equity to tangible assets (1)	8.49	8.37	7.62	7.60	7.24

(1) Non-GAAP financial measures. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $739, $2,463, $905, $572 and $123, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.
(5) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Interest income:
Interest and fees on loans	$83,275	$53,744
Interest on taxable securities	2,903	764
Interest on nontaxable securities	1,193	541
Interest on interest-bearing deposits and other	743	890
Total interest income	88,114	55,939
Interest expense:
Interest on deposits	9,799	5,029
Interest on FHLB advances	1,886	1,171
Interest on other borrowings	2,102	1,705
Interest on junior subordinated debentures	360	167
Total interest expense	14,147	8,072
Net interest income	73,967	47,867
Provision for loan losses	2,695	2,023
Net interest income after provision for loan losses	71,272	45,844
Noninterest income:
Service charges on deposit accounts	3,485	1,927
Mortgage banking revenue	3,414	1,267
Gain on sale of other real estate	60	—
Loss on sale of securities available for sale	(224)	—
(Loss) gain on sale of premises and equipment	(8)	5
Increase in cash surrender value of BOLI	739	399
Other	1,989	985
Total noninterest income	9,455	4,583
Noninterest expense:
Salaries and employee benefits	25,168	16,837
Occupancy	5,664	3,872
Data processing	2,405	1,288
FDIC assessment	741	878
Advertising and public relations	385	297
Communications	941	475
Other real estate owned expenses, net	90	37
Impairment of other real estate	85	—
Core deposit intangible amortization	1,331	492
Professional fees	1,119	773
Acquisition expense, including legal	545	146
Other	6,484	2,933
Total noninterest expense	44,958	28,028
Income before taxes	35,769	22,399
Income tax expense	6,805	6,728
Net income	$28,964	$15,671

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2018	2017
Cash and due from banks	$275,652	$187,574
Interest-bearing deposits in other banks	122,450	243,528
Cash and cash equivalents	398,102	431,102
Certificates of deposit held in other banks	9,800	12,985
Securities available for sale, at fair value	762,662	763,002
Loans held for sale	28,017	39,202
Loans, net	6,607,620	6,432,273
Premises and equipment, net	147,367	147,835
Other real estate owned	5,463	7,126
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	29,324	29,184
Bank-owned life insurance (BOLI)	113,909	113,170
Deferred tax asset	11,280	9,763
Goodwill	621,458	621,458
Core deposit intangible, net	41,913	43,244
Other assets	34,099	34,119
Total assets	$8,811,014	$8,684,463

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,836,929	$1,907,770
Interest-bearing	4,957,731	4,725,052
Total deposits	6,794,660	6,632,822
FHLB advances	480,646	530,667
Other borrowings	136,990	136,911
Junior subordinated debentures	27,704	27,654
Other liabilities	16,315	20,391
Total liabilities	7,456,315	7,348,445
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	284	283
Additional paid-in capital	1,153,553	1,151,990
Retained earnings	210,028	184,232
Accumulated other comprehensive loss	(9,166)	(487)
Total stockholders’ equity	1,354,699	1,336,018
Total liabilities and stockholders’ equity	$8,811,014	$8,684,463

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$6,549,083	$83,275	5.16%	$4,631,918	$53,744	4.71%
Taxable securities	588,447	2,903	2.00	242,822	764	1.28
Nontaxable securities	189,429	1,193	2.55	81,773	541	2.68
Interest-bearing deposits and other	170,086	743	1.77	338,034	890	1.07
Total interest-earning assets	7,497,045	$88,114	4.77	5,294,547	$55,939	4.28
Noninterest-earning assets	1,178,551			585,926
Total assets	$8,675,596			$5,880,473
Interest-bearing liabilities:
Checking accounts	$2,940,180	$4,958	0.68%	$1,938,628	$2,166	0.45%
Savings accounts	280,301	115	0.17	168,328	66	0.16
Money market accounts	737,493	2,621	1.44	566,833	1,056	0.76
Certificates of deposit	875,052	2,105	0.98	846,610	1,741	0.83
Total deposits	4,833,026	9,799	0.82	3,520,399	5,029	0.58
FHLB advances	483,709	1,886	1.58	460,733	1,171	1.03
Other borrowings	137,798	2,102	6.19	107,356	1,705	6.44
Junior subordinated debentures	27,686	360	5.27	18,147	167	3.73
Total interest-bearing liabilities	5,482,219	14,147	1.05	4,106,635	8,072	0.80
Noninterest-bearing checking accounts	1,829,955			1,073,703
Noninterest-bearing liabilities	16,021			18,701
Stockholders’ equity	1,347,401			681,434
Total liabilities and equity	$8,675,596			$5,880,473
Net interest income		$73,967			$47,867
Interest rate spread			3.72%			3.48%
Net interest margin (2)			4.00			3.67
Net interest income and margin (tax equivalent basis) (4)		$74,421	4.03		$48,270	3.70
Average interest earning assets to interest bearing liabilities			136.75			128.93

(1)	Average loan balances include nonaccrual loans.

(2)
Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

(3)	Yield and rates for the three month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the three months ended March 31, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

Totals loans by category
	March 31, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,035,985	15.5%	$1,059,984	16.3%
Real estate:
Commercial real estate	3,498,483	52.4	3,369,892	51.7
Commercial construction, land and land development	806,415	12.1	744,868	11.5
Residential real estate (2)	944,372	14.1	931,495	14.3
Single-family interim construction	284,490	4.2	289,680	4.4
Agricultural	78,782	1.2	82,583	1.3
Consumer	31,633	0.5	34,639	0.5
Other	238	—	304	—
Total loans	6,680,398	100.0%	6,513,445	100.0%
Deferred loan fees	(2,801)		(2,568)
Allowance for loan losses	(41,960)		(39,402)
Total loans, net	$6,635,637		$6,471,475
(1) Includes mortgage warehouse purchase loans of $124,700 and $164,694 at March 31, 2018 and December 31, 2017, respectively.
(2) Includes loans held for sale at March 31, 2018 and December 31, 2017 of $28,017 and $39,202, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$73,967	$75,254	$72,857	$69,500	$47,867
Income recognized on acquired loans		(739)	(2,463)	(905)	(572)	(123)
Adjusted Net Interest Income	(b)	73,228	72,791	71,952	68,928	47,744
Provision Expense - Reported	(c)	2,695	1,897	1,873	2,472	2,023
Noninterest Income - Reported	(d)	9,455	13,579	12,130	10,995	4,583
Gain on sale of loans		—	—	(338)	(13)	—
(Gain) loss on sale of branch		—	(3,044)	127	—	—
(Gain) loss on sale of OREO and repossessed assets		(60)	(876)	—	26	—
Loss (gain) on sale of securities		224	(72)	—	(52)	—
Loss (gain) on sale of premises and equipment		8	6	21	(1)	(5)
Recoveries on loans charged off prior to acquisition		(287)	(65)	(994)	(123)	—
Adjusted Noninterest Income	(e)	9,340	9,528	10,946	10,832	4,578
Noninterest Expense - Reported	(f)	44,958	49,553	47,904	51,328	28,028
OREO Impairment		(85)	(375)	(917)	(120)	—
IPO related stock grants		(125)	(128)	(128)	(127)	(125)
Acquisition Expense (4)		(974)	(6,509)	(3,013)	(7,278)	(459)
Adjusted Noninterest Expense	(g)	43,774	42,541	43,846	43,803	27,444
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$29,231	$25,313	$24,829	$22,746	$15,990

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.37%	1.15%	1.13%	1.08%	1.10%
Adjusted Return on Average Equity (2)		8.80%	7.64%	7.74%	7.34%	9.52%
Adjusted Return on Tangible Equity (2)		17.34%	15.46%	15.96%	15.64%	15.85%
Total Average Assets		$8,675,596	$8,702,597	$8,726,847	$8,478,360	$5,880,473
Total Average Stockholders' Equity		$1,347,401	$1,314,955	$1,271,950	$1,243,331	$681,434
Total Average Tangible Stockholders' Equity (3)		$683,525	$649,541	$617,115	$583,303	$409,191

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,331	$1,328	$1,409	$1,410	$492
Reported Efficiency Ratio	(f - h) / (a + d)	52.30%	54.29%	54.71%	62.01%	52.50%
Adjusted Efficiency Ratio	(g - h) / (b + e)	51.40%	50.06%	51.19%	53.15%	51.51%

(1)  Assumes an actual effective tax rate of 19.0% for the quarter ended March 31, 2018. The quarter ended December 31, 2017 excludes $5,528 thousand charge to remeasure deferred taxes as a result of the enactment of the Tax Cuts and Jobs Act and $259 thousand of nondeductible tax expense and assumes the resulting normalized effective tax rate of 33.2%. Assumes an actual effective tax rate of 33.2%, 32.1% and 30.0% for the quarters ended September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

(2) Calculated using adjusted net income
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $429 thousand, $1,858 thousand, $585 thousand, $1,605 thousand and $313 thousand, of compensation and bonus expenses in addition to $545 thousand, $4,651 thousand, $2,428 thousand, $5,673 thousand and $146 thousand of merger-related expenses for the quarters ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2018 and December 31, 2017
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	March 31,	December 31,
	2018	2017
Tangible Common Equity
Total common stockholders' equity	$1,354,699	$1,336,018
Adjustments:
Goodwill	(621,458)	(621,458)
Core deposit intangibles, net	(41,913)	(43,244)
Tangible common equity	$691,328	$671,316

Tangible Assets
Total assets	$8,811,014	$8,684,463
Adjustments:
Goodwill	$(621,458)	$(621,458)
Core deposit intangibles	$(41,913)	$(43,244)
Tangible assets	$8,147,643	$8,019,761
Common shares outstanding	28,362,973	28,254,893
Tangible common equity to tangible assets	8.49%	8.37%
Book value per common share	$47.76	$47.28
Tangible book value per common share	24.37	23.76